Exhibit 4

                                WASHINGTON HOMES

                         EMPLOYEE STOCK OPTION AGREEMENT

         THIS AGREEMENT dated as of ___________________ between WASHINGTON HOMES, INC., a Maryland corporation (the "Company"), and _______________ ("Optionee").

                               W I T N E S S E T H

         WHEREAS, pursuant to the Washington Homes Employee Stock Option Plan adopted on September 17, 1992, as amended (the "Plan"), the Plan Administration Committee (the "Committee") has granted to Optionee as of __________________ (the "Date of Grant") an option to purchase certain authorized but unissued shares of Common Stock of the Company upon the terms and conditions hereinafter set forth;

         WHEREAS, the options may be offered only to the management, administrative and other key employees of the Company or any Subsidiary of the Company who contract with the Company to be bound by the terms of this Employee Stock Option Agreement (the "Agreement");

         NOW THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         1. Grant of Option. The Company hereby grants to Optionee the right and option to purchase on the terms and conditions hereinafter set forth, all or any part of an aggregate of _________ shares of Common Stock (voting) of the Company at the price $______ per share, exercisable subject to the provisions of this Agreement, at any time after the first anniversary of this Date of Grant until the close of business on the tenth anniversary of this Date of Grant. The options shall be considered Incentive Stock Options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Method of Exercise of Option. Subject to the limitations contained in Paragraph 3 of this Agreement, exercise of the options granted hereunder, whether in whole or in part, shall be by written notice to the Company designating the number of shares as to which the option is exercised, and shall be accompanied by payment for the number of shares so designated. Payment shall be by (a) check payable to the Company or other cash equivalents in the required amount, (b) with the consent of the Committee, by tendering shares of the Company's Common Stock with a Fair Market Value on the date of exercise equal to such amount, or (c) with the consent of the Committee, delivering a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the sale or loan proceeds from a third party brokerage account equal to such amount.

         3. Limitations on Exercise of this Option. The options granted hereunder are exercisable as follows: The options may not be exercised in whole or in part during the first year after the Date of Grant; 25% of the options are first exercisable during the second year after the Date of Grant; 50% of the options are first exercisable during the third year after the Date of Grant; and all options shall be fully exercisable after the third anniversary of the Date of Grant. This option will expire with respect to any option shares remaining which have not been exercised prior to the tenth anniversary of the Date of Grant (the "Expiration Date").

         4. Termination of Option. This option shall terminate and no rights hereunder may be exercised in the following circumstances:

                  (a) If the Optionee ceases to serve as an employee of the Company, the option shall terminate or lapse upon the first to occur of (i) the Expiration Date of the option, or (ii) the date which is ninety (90) days after the date on which the Optionee's employment with the Company or any present or future Parent or Subsidiary of the Company is terminated; and

                  (b) If the Optionee dies while serving as an employee of the Company or any present or future Parent or Subsidiary of the Company, or within ninety (90) days, or less, after termination of employment with the Company or any present or future Parent or Subsidiary of the Company, the holder's option rights may be exercised by the person or persons to whom such rights under the option shall pass by will or by the laws of descent and distribution upon the first to occur of (i) the Expiration Date of the option, or (ii) the date which is twelve months after the date of the Optionee's death; provided, however, that an option may be exercised to the extent, and only to the extent, that the option or portion thereof had become exercisable on the date of death or earlier termination. In no event may any option be exercised by anyone after the Expiration Date of the option.

         5. Non-Assignability of Option. During the Optionee's lifetime, this option and any other rights hereunder may be exercised only by the Optionee. This option and such rights shall not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law of otherwise) except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

         6. Representations of the Optionee. The Optionee represents and agrees that if the Optionee exercises this option in whole or in part at a time when there is not in effect under the Securities Act of 1933, as amended (the "Act"), a registration statement relating to the shares issuable upon exercise hereof and available for delivery to him or her a prospectus meeting the requirements of Sections 5 and 10 of the Act, the Optionee, if requested to do so by the Company, will acquire the shares issuable upon such exercise for the purpose of investment and not with a view to their resale or distribution, and upon each such exercise of this option the Optionee will furnish to the Company a written statement to such effect, satisfactory in form and substance to the Company and its counsel.

         Optionee further represents and agrees that if and when Optionee upon exercise of this option at a time when there is not in effect under the Act a registration statement relating to the resale of such shares and available for delivery a prospectus meeting the requirements of Section 5 and 10 of the Act, and if Optionee is then an officer, director or holder of 10% or more of the stock of the Company, the Optionee will notify the Company prior to any such offering or sale and will abide by the opinion of counsel to the Company as to whether and under what conditions and circumstances, if any, he or she may offer and sell such shares.

         Optionee further agrees that no shares may be acquired hereunder pursuant to exercise of the option extended hereby unless and until any then applicable requirements of the Securities and Exchange Commission, the Maryland State Securities Commission, other regulatory agencies, including any other state securities law commissioners, having jurisdiction over the Company or such issuance, or any exchanges upon which common stock of the Company may be listed, shall have been fully satisfied. Optionee understands that the certificates representing the shares acquired pursuant to this option may bear a legend referring to the foregoing matters and any limitations under the Act and state securities laws with respect to the transfer of such shares, and the Company may impose stop transfer instructions to implement such limitations, if applicable. Any person or persons entitled to exercise this option under the provisions of Paragraph 2 above shall be bound by and obligated under the provisions of this Paragraph 6 to the same extent as is the Optionee.

         7. Adjustment, Acceleration and Other Rights. The rights of Optionee hereunder are subject to adjustments, acceleration, modifications and termination in certain circumstances and upon occurrence of certain events, including reorganization, merger, recapitalization, reclassification, stock split, stock dividend, and stock consolidation, as set forth in or pursuant to
Section 9 of the Plan.

         Optionee is hereby granted any additional rights hereafter granted by the Committee pursuant to Section 9 of the Plan in the circumstances identified therein.

         8. Limitation of Optionee's Rights. Neither Optionee nor any other person entitled to exercise this option shall have any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon exercise of this option unless and until a certificate representing such shares shall have been issued in the name of Optionee or such person.

         9. Withholding. The Company shall have the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of this option, or as otherwise required by such laws. The Company may require as a condition to issuing or delivering shares upon exercise of the option, or allowing the transfer of shares subsequent to issuance under an option, that Optionee or such other person exercising the option pay any sums that federal, state or local income tax law requires to be withheld with respect to such exercise or transfer. The Company shall not be obligated to advise Optionee of the existence of the tax or the amount which the Company will be so required to withhold.

         10. Issuance of Stock Certificates. Upon payment in full of the purchase price following the exercise of an option, the Optionee shall be entitled to one stock certificate evidencing the shares acquired upon such exercise.

         11. Payment of Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of this option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

         12. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed as follows.

         If to the Company, at its principal office located:

                  1802 Brightseat Road
                  Landover, Maryland   20285
                  Attn:  Corporate Secretary

         If to the Optionee, at the address furnished to the Company's payroll office,

or at such other address as either party may hereafter designate in writing to the other.

         13. Laws Applicable to Construction. This option has been granted, executed and delivered at Landover, Maryland, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Maryland.

         14. Arbitration of Disputes. Any dispute arising between the Company and the Optionee regarding the method of computing the value of shares or regarding any other provision of this Agreement shall be submitted for resolution by an arbitrator governed by the rules of the American Arbitration Association and the parties agree to be bound by the decision rendered by said arbitrator.

         15. Continuance of Employment. Nothing contained in this Agreement or in the Plan shall confer upon the Optionee any right with respect to the continuation of his or her employment by the Company or constitute any contract or agreement of employment or interfere with the right of the Company to increase or decrease the compensation of the Optionee from the rate in existence at any time or to terminate Optionee, but nothing contained herein or in the Plan shall affect any contractual right of Optionee.

         16. Stock Option Plan. The option is subject to, and the Company and Optionee agree to be bound by, all of the terms and conditions of the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan. Optionee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference. The decisions of the Committee with respect to the administration of the Plan shall be conclusive and final.

         17. Covenant Not To Compete. In consideration for the granting of the option under this Option Agreement, Optionee agrees as follows:

         During the Optionee's employment with Washington Homes, Inc. and/or its subsidiaries (collectively "Washington Homes") and for a period of eighteen (18) months after Optionee is no longer employed by Washington Homes (this period to be extended by any period of violation or by any period of time required to obtain enforcement of this Agreement), Optionee shall not engage directly or indirectly, either as a proprietor, stockholder, partner, officer, Optionee, consultant, agent, advisor, or otherwise in any business which provides the same or similar services to those provided by Washington Homes within any Metropolitan Statistical Area ("MSA") in which Optionee has had an office or conducted business on behalf of Washington Homes during the previous three (3) years. The parties expressly agree that Washington Homes has customers and contractors throughout those areas and, because of that, the scope of this restrictive covenant is reasonable.

         18. Remedies. Optionee acknowledges that compliance with Section 17 of this Agreement is necessary to protect the business and goodwill of Washington Homes and that a breach of that section will irreparably and continually damage Washington Homes, for which money damages may not be adequate.

                  A. Consequently, Optionee agrees that, in the event he breaches or threatens to breach any of the covenants contained in Section 17 of this Agreement, Washington Homes shall be entitled to both (1) an ex parte, interlocutory or permanent injunction, as well as other equitable relief in order to prevent the continuation of such harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Washington Homes from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

                  B. As such money damages for the period of time which Optionee violates these covenants, Washington Homes shall be entitled to recover the amount of fees, compensation, profits, or other remuneration earned or generated by Optionee as a result of any such breach.

                  C. In the event the Optionee breaches or threatens to breach any provision of this Agreement and Washington Homes retains counsel to cure the breach or threatened breach, in addition to whatever damages that Washington Homes might otherwise be entitled to recover, the Optionee also shall be liable for all costs incurred by Washington Homes, including reasonable attorneys' fees incurred in curing said actual or threatened breach.

         19. Survival. The obligations contained in this Agreement shall survive termination of Optionee's employment with Washington Homes and expiration, or exercise of the option under this Agreement, and further shall be binding upon, and inure to the benefit of the parties hereto and their heirs, successors, assigns and personal representatives.

         IN WITNESS WHEREOF, as of the date indicated above, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Optionee has hereunto set his hand.

                                      WASHINGTON HOMES, INC.


                                      By:
                                          -----------------------------------
                                      Name:
                                      Title:

                                      OPTIONEE:


                                      By:
                                          -----------------------------------
                                      Name: